EXHIBIT 10.38

FIRST AMENDMENT TO FINANCING AGREEMENT

This FIRST AMENDMENT TO FINANCING AGREEMENT (this “Amendment”) is made and entered into as of May 14, 2015 by and among Social Reality, Inc., a Delaware corporation (“Social”), Steel Media, a California corporation (“Steel”; Steel together with Social, each a “Borrower” and collectively, the “Borrowers”), Social, as the Borrower Representative, the other Guarantors party hereto (such other Guarantors, collectively with the Borrowers, the “Credit Parties”), the financial institutions party hereto as “Lenders” (collectively, the “Lenders”), and Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders and the Holders (in such capacity, the “Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Financing Agreement.

WHEREAS, the Credit Parties, the Lenders and the Agent are parties to that certain Financing Agreement dated as of October 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”); and

WHEREAS, the Credit Parties, the Lenders and the Agent desire to amend certain provisions of the Financing Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Limited Waiver. Effective as of the date hereof, upon satisfaction of the conditions precedent set forth in Section 3 hereof, and in reliance upon the representations and warranties of the Credit Parties set forth in the Financing Agreement and in this Amendment, the Agent, the Lenders and the Holders hereby agree that the Credit Parties shall not be required to demonstrate compliance with any of the financial covenants set forth in Section 8.1 of the Financing Agreement for the measurement period ending December 31, 2014. The foregoing waiver shall not be deemed (a) a waiver of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) which has occurred or exists under the Financing Agreement or hereafter may occur under the Financing Agreement, as amended, or (b) to establish a custom or course of dealing among the Borrower, any other Credit Party, the Agent, the Holders, the Lenders or any of them. Except as specifically set forth herein, the Agent, the Holders and the Lenders hereby expressly reserve all of their rights, privileges and remedies under the Financing Agreement, as amended, the other Transaction Documents and applicable law.

2.

Amendments to Financing Agreement. Subject to the terms and conditions of this Amendment, including the satisfaction of the conditions precedent set forth in Section 3 hereof, the Financing Agreement is amended as follows:

(a)

Section 1.1 of the Financing Agreement is hereby amended by substituting the definitions as set forth below in lieu of the current version of such definitions contained in Section 1.1 of the Financing Agreement:

“Approved Stock Plan” means the (x) Social Reality, Inc. 2012 Equity Compensation Plan, as in effect as of the Closing Date, and (y) Social Reality, Inc. 2014 Equity Compensation Plan, as in effect as of the First Amendment Effective Date, in each case, without amendment or modification thereafter.

“Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall (x) include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but (y) exclude the current portion of long-term debt required to be paid within one year (including in such exclusion, without limitation, such current portion of the Steel Media Seller Note, Steel Media Earnout and any other deferred or contingent purchase price amount pursuant to any Acquisition permitted hereunder).

(b)

Section 1.1 of the Financing Agreement is hereby further amended by adding the following definitions thereto in appropriate alphabetical order:

“First Amendment” means that certain First Amendment to Financing Agreement dated as of the First Amendment Effective Date by and among the Credit Parties party thereto, Agent and the Lenders party thereto.

“First Amendment Effective Date” means May 14, 2015.

“Five Delta” means Five Delta, Inc., a Delaware corporation.

(c)

Section 7.30 of the Financing Agreement is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:

“Section 7.30 Internal Accounting and Disclosure Controls. Social maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Social maintains disclosure controls and procedures (as such term is defined in Rule 13a- 15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by Social in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by Social in the reports that it files or submits under the 1934 Act is accumulated and communicated to Social’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date this representation is made, no Credit Party and no Subsidiary of any Credit Party has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any Credit Party or any Subsidiary of any Credit Party that (x) has not been disclosed in a public filing or (y) would, either individually or in the aggregate with all other such material weaknesses, reasonably be expected to result in a Material Adverse Effect. The Borrowers and their Subsidiaries maintain internal control over financial reporting (as such term is defined in Rule 13a-15 under the 1934 Act), and such internal control is effective, does not have any material weaknesses and does not have any significant deficiencies that (x) are reasonably likely to adversely affect Social’s ability to accurately and completely record, process, summarize and report financial information, (y) has not been disclosed in a public filing or (y) would, either individually or in the aggregate with all other such material weaknesses, reasonably be expected to result in a Material Adverse Effect. Since August 2, 2011, no Borrower, any Subsidiary thereof nor any of their respective directors or officers has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Borrower or any Subsidiary thereof or its internal accounting controls, including any complaint, allegation, assertion or claim that any Borrower or any Subsidiary thereof has engaged in any improper accounting or auditing practices.

(d)

Section 8.1 of the Financing Agreement is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:

“Section 8.1

Financial Covenants.

The Credit Parties shall, and shall cause their Subsidiaries to, comply with the following financial covenants:

(a)

Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Maximum Ratio
March 31, 2015	9.50 to 1.00
June 30, 2015	9.00 to 1.00
September 30, 2015	7.50 to 1.00
December 31, 2015	4.50 to 1.00

March 31, 2016	4.50 to 1.00
June 30, 2016	3.75 to 1.00
September 30, 2016	3.00 to 1.00
December 31, 2016	3.00 to 1.00

March 31, 2017 and the last day of each calendar quarter thereafter	2.50 to 1.00

(b)

Senior Leverage Ratio. The Credit Parties shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Maximum Ratio
March 31, 2015	4.50 to 1.00
June 30, 2015	4.00 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015	3.25 to 1.00

March 31, 2016	3.25 to 1.00
June 30, 2016	2.75 to 1.00
September 30, 2016	2.25 to 1.00
December 31, 2016	2.00 to 1.00

March 31, 2017 and the last day of each calendar quarter thereafter	1.50 to 1.00

(c)

Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter set forth in the table below to be less than the minimum ratio set forth opposite such month in the table below:

Fiscal Quarter Ending	Minimum Ratio
March 31, 2015	1.10 to 1.00
June 30, 2015 and the last day of each calendar quarter thereafter	1.25 to 1.00

(d)

Interest Coverage Ratio. The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any calendar quarter set forth in the table below to be less than the minimum ratio set forth opposite such quarter in the table below:

Fiscal Quarter Ending	Minimum Ratio
March 31, 2015	2.00 to 1.00
June 30, 2015	2.25 to 1.00
September 30, 2015	2.50 to 1.00
December 31, 2015 and the last day of each calendar quarter thereafter	3.00 to 1.00

(e)

Minimum Current Ratio. The Credit Parties shall not permit the Current Ratio of the Credit Parties taken as a whole as of the last day of any calendar month to be less than 1.25 to 1.00.

(f)

Capital Expenditures. The Credit Parties shall not permit Capital Expenditures of all Credit Parties taken as a whole in any Fiscal Year (commencing with the Fiscal Year ending December 31, 2015) to exceed $50,000 in the aggregate.”

(e)

Sections 8.2(a) and 8.2(b) of the Credit Agreement are hereby amended by deleting such sections in their entirety and substituting the following in lieu thereof:

“(a) Monthly Financial Statements. As soon as available and in any event within thirty (30) days (increased to forty-five (45) days in the case of each fiscal month ending a Fiscal Quarter) after the end of each month (including December) commencing with the month ending October 31, 2014, all financial information for such month or period ending at the end of such month as Agent may reasonably request and in form and substance reasonably acceptable to the Agent, including, without limitation, the consolidated and consolidating balance sheets of Social and its Subsidiaries (provided that no consolidating financial information shall be required to be delivered for Five Delta) as at the end of such month and the related consolidated and consolidating statements of operations, members’ equity and cash flows of Social and its Subsidiaries (provided that no consolidating financial information shall be required to be delivered for Five Delta) for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for such month and for such period during the previous Fiscal Year, all in reasonable detail, and certified by a Responsible Officer of the Borrower Representative as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Social and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure;

(b) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the audited consolidated and consolidating balance sheets of Social and its Subsidiaries (provided that no consolidating financial information shall be required to be delivered for Five Delta) as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, members’ equity and cash flows of Social and its Subsidiaries (provided that no consolidating financial information shall be required to be delivered for Five Delta) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by a Responsible Officer of the Borrower Representative as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Social and its Subsidiaries, accompanied by an unqualified opinion of an independent accounting firm acceptable to Agent;”

(f)

Section 8.41 of the Financing Agreement is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:

“Section 8.41 Operating Losses. The operating losses of Social or any of its Subsidiaries (other than Five Delta) shall be funded using any combination of (i) the available cash of such Person and (ii) the net issuance proceeds from the issuance of the Equity Interests of Social, which, to the extent the operating losses being funded are the losses of a Subsidiary of Social, are contributed to the equity of such Subsidiary.

3.

Conditions Precedent. This Amendment shall become effective upon the satisfaction in full of each of the following conditions:

(a)

the execution and delivery of this Amendment by Borrowers, the other Credit Parties, the Lenders and the Agent;

(b)

the representations and warranties of the Credit Parties contained herein and in the Financing Agreement shall be true and correct except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; and

(c)

no Event of Default shall have occurred and be continuing or would result from the transaction contemplated hereby.

4.

General Release. In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharge the Lenders, the Holders and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants, attorneys, managers, investment managers, principles and portfolio companies (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against Agent, any Lender, any Holder or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender, any Holder or any other Released Person relating to the Financing Agreement or any other Transaction Document on or prior to the date hereof.

5.

Representations and Warranties of the Credit Parties. To induce each Lender and the Agent to execute and deliver this Amendment, each Credit Party represents, warrants and covenants that:

(a)

The execution, delivery and performance by each Credit Party of this Amendment and all documents and instruments delivered in connection herewith have been duly authorized by all necessary action required on its part, and this Amendment and all documents and instruments delivered in connection herewith are legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with its terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b)

each of the representations and warranties set forth in the Transaction Documents is true and correct on and as of the date hereof as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and each of the agreements and covenants in the Transaction Documents is hereby reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof.

(c)

Neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby or thereby does or shall (i) result in a violation of any Credit Party’s certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other governing documents, or the terms of any Capital Stock or other Equity Interests of any Credit Party; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Credit Party is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of any Credit Party; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree.

(d)

no Event of Default has occurred or is continuing under this Agreement or any other Transaction Document.

6.

Ratification of Liability. Each Credit Party, as debtor, grantor, pledgor, guarantor, assignor, or in other similar capacity in which such party grants liens or security interests in its properties or otherwise acts as an accommodation party or guarantor, as the case may be, under the Transaction Documents, hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each Transaction Document to which such party is a party, and each such party hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Transaction Documents to which it is a party as security for the obligations under or with respect to the Financing Agreement, the Notes and the other Transaction Documents, and confirms and agrees that such liens and security interests hereafter secure all of the obligations under the Transaction Documents, including, without limitation, all additional obligations hereafter arising or incurred pursuant to or in connection with this Agreement or any Transaction Document. Each Credit Party further agrees and reaffirms that the Transaction Documents to which it is a party now apply to all obligations as modified hereby (including, without limitation, all additional obligations hereafter arising or incurred pursuant to or in connection with this Agreement or any Transaction Document). Each such party (a) further acknowledges receipt of a copy of this Amendment and all other agreements, documents, and instruments executed or delivered in connection herewith, (b) consents to the terms and conditions of same, and (c) agrees and acknowledges that each of the Transaction Documents, as modified hereby, remains in full force and effect and is hereby ratified and confirmed. Except as expressly provided herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender, any Holder or the Agent, nor constitute a waiver of any provision of any of the Transaction Documents nor constitute a novation of any of the obligations under the Transaction Documents.

7.

Reference to and Effect Upon the Transaction Documents.

(a)

Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Transaction Documents, and all rights of the Lenders, the Holders and the Agent and all of the obligations under the Transaction Documents, shall remain in full force and effect. Each Credit Party hereby confirms that the Transaction Documents are in full force and effect, and that no Credit Party has any right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any Transaction Document or the Credit Parties’ obligations thereunder.

(b)

Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment and any consents or waivers set forth herein shall not directly or indirectly: (i) create any obligation to make any further loans or to defer any enforcement action after the occurrence of any Event of Default; (ii) constitute a consent or waiver of any past, present or future violations of any Transaction Document; (iii) amend, modify or operate as a waiver of any provision of any Transaction Document or any right, power or remedy of any Lender, any Holder or the Agent or (iv) constitute a course of dealing or other basis for altering any obligations under the Transaction Documents or any other contract or instrument. Except as expressly set forth herein, each Lender, each Holder and the Agent reserve all of their rights, powers, and remedies under the Transaction Documents and applicable law. All of the provisions of the Transaction Documents, including, without limitation, the time of the essence provisions, are hereby reiterated, and if ever waived previously, are hereby reinstated.

(c)

From and after the date hereof, (i) the term “Agreement” in the Financing Agreement, and all references to the Financing Agreement in any Transaction Document shall mean the Financing Agreement, as amended by this Amendment, and (ii) the term “Transaction Documents” defined in the Financing Agreement shall include, without limitation, this Amendment and any agreements, instruments and other documents executed or delivered in connection herewith.

8.

Costs and Expenses. In addition to, and not in lieu of, the terms of the Transaction Documents relating to the reimbursement of the Lenders', the Holders’ and the Agent’s fees and expenses, the Credit Parties shall reimburse each Lender, each Holder and the Agent, as the case may be, promptly on demand for all fees, costs, charges and expenses, including the fees, costs and expenses of counsel and other expenses incurred in connection with this Amendment.

9.

Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

10.

No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or by electronic media or similar means shall be deemed to be their original signature for all purposes.

12.

Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; provided that if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

13.

Further Assurances. The parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.

Headings. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

CREDIT PARTIES:

SOCIAL REALITY, INC.,
a Delaware corporation

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Its	CEO

STEEL MEDIA,
a California corporation

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Its:	CEO

FIVE DELTA, INC.,
a Delaware corporation

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Its	CEO

First Amendment to Financing Agreement (Social Media)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Its	Authorized Signatory

LENDERS:

VPC SBIC I, LP

By: Victory Park Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Its:	Authorized Signatory

First Amendment to Financing Agreement (Social Media)